                                                                   EXHIBIT 10.38

                              TRANSITION AGREEMENT

         This Transition Agreement ("Agreement") is made as of the 15th day of April 2002 by and between Ceres Group, Inc., a Delaware corporation ("Company"), and Peter W. Nauert ("Nauert").

                                    RECITALS

         A. The Company and Nauert are parties to an Employment Agreement, dated as of April 10, 2001 ("Employment Agreement"), pursuant to which Nauert serves as the Chief Executive Officer ("CEO") of the Company. A copy of the Employment Agreement is attached to this Agreement as Annex A.

         B. Nauert also serves as President of the Company and Chairman of the Company's board of directors.

         C. Nauert has announced his intention to retire from service with the Company, and the Company and Nauert have agreed that he will cease to serve as the CEO and President of the Company, before the end of the term set forth in the Employment Agreement.

         D. The board of directors of the Company approved this Agreement at a special meeting of the board.

         Now, therefore, the parties agree as follows:

         1. SEVERANCE.

         (a) The Employment Agreement shall be terminated with effect as of the seventh day after the date Nauert executes this Agreement ("Effective Date"), unless this Agreement is sooner revoked by Nauert in accordance with Section 11(b). Thereafter, the Company shall continue to engage Nauert, and Nauert agrees to continue to serve, as CEO in accordance with Section 2(a) until the earliest of the following four dates: (i) the effective date of employment as CEO of another individual hired by the board of directors to serve as the Company's CEO; (ii) the effective date on which the board of directors terminates Nauert's service as CEO, prior to hiring a new CEO, by providing written notice of termination to Nauert; (iii) the effective date upon which Nauert may elect to retire as CEO, prior to the board of directors hiring a new CEO, by providing written notice of retirement to the board of directors, or
(iv) June 1, 2002. The earliest of said four dates is hereinafter referred to as the "Severance Date." After the Severance Date, Nauert will cease to be an employee of the Company.

         If the board of directors requests, and Nauert agrees, Nauert may continue as CEO beyond June 1, 2002 for such period of time as the board of directors and Nauert shall agree upon. Such extension shall not change the Severance Date as defined above.

         (b) Contemporaneously with the execution and delivery of this Agreement, with effect as of the Severance Date, Nauert will resign as President of the Company by executing and delivering to the Company a letter of resignation in the form of Annex B hereto. In addition, contemporaneously with the execution and delivery of this Agreement, with effect as of the Effective Date, Nauert hereby resigns from each and every position that he holds with any affiliate or subsidiary of the Company.

         (c) The Company agrees that Nauert will be nominated for a position on the board of directors of the Company at the Company's 2002 annual meeting of stockholders, with a staggered term ending in 2005 (if staggered terms are approved by the Company's stockholders at that meeting). If elected by the stockholders to the board of directors, Nauert shall be elected to continue to be, and agrees to continue to serve as, chairman of the board of directors until the 2003 annual meeting of stockholders, unless prior to said date, Nauert is removed as chairman pursuant to the bylaws of the Company or elects to resign as chairman. Notwithstanding the foregoing two sentences, if, in the reasonable judgment of two-thirds of the board of directors of the Company (i.e. six directors), Nauert (i) is not acting in the best interests of the Company or
(ii) is engaging in conduct that is financially detrimental to the best interests of the Company, Nauert will resign as a member of the Company's board of directors and as its chairman forthwith upon notice to him by the board of directors describing relevant particulars. No later than thirty (30) days before the 2003 annual meeting of stockholders (if Nauert has not previously resigned), Nauert will resign as chairman effective as of the date of the 2003 annual meeting of stockholders.

         (d) Nauert and the Company agree and acknowledge that this Agreement sets forth the parties' mutual understanding with respect to Nauert's severance from employment with the Company and the termination of the Employment Agreement. Nauert and the Company agree that the severance set forth herein is not a termination by Nauert for "Good Reason" or a termination by the Company with or without "Cause" within the meaning of, or for purposes of, the Employment Agreement. In addition, the Company and Nauert agree that Nauert's severance from employment pursuant to this Agreement is deemed not to be a "Severanceable Event" within the meaning of, and for purposes of, the Employment Agreement.

         (e) In order to ensure Nauert's nomination and election as set forth above in Section 1(c) and the Company's compliance with its obligations under this Agreement, it is understood that the Company, and its board of directors approving this Agreement, shall take all lawful steps within their power necessary to assure that such obligations are met.

         2. TRANSITIONAL SERVICES.

         (a) As CEO, Nauert will render only such services to the Company as are specified by the board of directors, acting through the Executive Committee or its designee. Nauert shall devote such productive time, ability and attention to the business of the Company as may be requested by the board of directors, which time may be up to 40 hours per week. Nauert shall not while serving as CEO, directly or indirectly, render any services of a business, commercial or professional nature to any other person, corporation, firm, or organization, whether for compensation or otherwise, without the prior written consent of the board of directors, provided that the mere ownership of 5% or less of the stock of a company whose shares are traded on a national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System shall not be deemed competition which is prohibited hereunder.

         (b) As chairman of the board, Nauert will render such services to the Company as are from time to time specified by the board of directors. Nauert will devote such time to the business and affairs of the Company as is reasonably necessary and customary to discharge his duties as chairman. While he is chairman of the board, Nauert shall continue to serve as a member of the Executive Committee.

         3. PAYMENTS.

         (a) The Company will continue to pay Nauert a salary at the rate of $750,000.00 per year ("Base Salary") until, and ending as of the close of business, on May 31, 2002.

         (b) The Company will pay Nauert a stock award as set forth below ("Stock Award"), payable in shares of common stock of the Company ("Common Stock") together with a cash payment equal to the federal, state and local taxes ("Tax Payment") payable by Nauert with respect to the Stock Award. The Stock Award shall be paid to Nauert on July 1, 2002 and shall equal that number of shares of Common Stock equal to the product obtained by multiplying (i) $125,000 divided by the average closing price of the Common Stock for the three-month period ended June 30, 2002, by (ii) a fraction the denominator of which is 91 and the numerator of which is 61. Nauert shall receive the Tax Payment prior to April 15, 2003; provided, however, that in no event shall the Tax Payment with respect to the taxes exceed 50% of the "Fair Market Value" of the Stock Award received by Nauert pursuant to this Section 3(b). The Tax Payment shall be determined in accordance with past practices between the Company and Nauert in this connection. For purposes of Sections 83 and 162 of the Internal Revenue Code of 1986, as amended ("Code"), the "Fair Market Value" of the Stock Award shall be equal to the product of (i) the number of shares of Common Stock, including fractional shares, paid to Nauert multiplied by (ii) the closing price of one (1) share of Common Stock on July 1, 2002.

         All Common Stock paid to Nauert pursuant to this Section 3(b) shall be fully vested immediately upon issuance. All stock certificates issued to Nauert pursuant to this Section 3(b) shall, if considered necessary by the Company (and, in the case of the first such legend, if and for such period as the Voting Agreement referred to below remains in effect), contain any or all of the following legends and any other legend considered reasonably necessary by the
Company:

                  THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO TRANSFER RESTRICTIONS, VOTING LIMITATIONS, AND OTHER TERMS AND CONDITIONS CONTAINED IN AN AMENDED AND RESTATED VOTING AGREEMENT DATED JULY 25, 2000 BY AND AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

                  THIS SECURITY IS SUBJECT TO CERTAIN RIGHTS AND RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT DATED AS OF JULY 1, 1998, A COPY OF WHICH

                  MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                  THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

         (c) In addition to any payments made pursuant to Section 3(a) and (b), the Company will pay Nauert (or to Nauert's estate or designated beneficiary, in the event of Nauert's death) the sum of Two and One-Half Million Dollars ($2.5 million) in cash, payable in equal monthly installments commencing on June 1, 2002 and ending on the date of the 2003 annual meeting of stockholders (but in no event later than June 1, 2003).

         (d) Notwithstanding any other term of this Agreement, the aggregated payments by the Company to Nauert under this Agreement or otherwise that are determined to be "parachute payments" for purposes of Section 280G of the Code and the regulations promulgated thereunder ("Section 280G"), shall not exceed 299% of Nauert's "base amount" as determined for purposes of Section 280G. Determinations and computations for this purpose, including the interpretation of Section 280G and its application to the matters set forth herein, will be made by the Compensation Committee, and will be final and binding unless Nauert notifies the Committee that he disputes all or part of the same, including a description of and reasons for the dispute, within fifteen (15) business days after Nauert is informed of the same. To the extent that this provision requires a reduction in the amount of payment(s) that would otherwise be due and owing by the Company to Nauert under this Agreement or otherwise, the Compensation Committee shall determine the method of reducing any such payment(s) in order to meet the limitations imposed by this provision, which will be final and binding unless Nauert notifies the Committee that he disputes all or part of the same, including a description of and reasons for the dispute, within fifteen (15) business days after Nauert is informed of the same. In the event Nauert notifies the Company of a dispute under this paragraph, and Nauert and the Company are unable to resolve between themselves any dispute regarding any issue under this paragraph, including any dispute as to such determination, computation, method and/or reduction, then the dispute shall be resolved in the following manner, promptly upon written notice by either party to the other: Each party shall designate a certified public accountant as said party's accounting representative, and the two accounting representatives shall select a third, neutral certified public accountant to decide the dispute.

         (e) (i) Any other provision of this Agreement or the Employment Agreement to the contrary notwithstanding, Nauert shall, as of the Effective Date, become vested in 200,000 of the 250,000 options to purchase shares of Common Stock of the Company referred to in Section 2(c) of the Employment Agreement. The remaining 50,000 options are hereby forfeited and terminated as of the Effective Date.

             (ii) The 200,000 options referred to in Section 3(e)(i) above and the 500,000 options to purchase shares of Common Stock granted pursuant to Nauert's employment agreement dated June 30, 1998, as amended (the "June 1998 Agreement"), shall be exercisable until June 1, 2003, at which time any unexercised options will be forfeited and terminated, notwithstanding any provision of the Employment Agreement or the June 1998 Agreement to the contrary.

         (f) Notwithstanding anything herein to the contrary, Nauert may assign up to 25% of his right to receive payments pursuant to this Section 3 to a third party and Nauert may assign up to 100% of his right to receive payments pursuant to this Section 3 to Geneva Capital, Inc., a Nevada corporation, if Nauert or his immediate family owns a controlling interest in Geneva Capital at the time of such assignment; provided, however, that (i) such assignment does not violate any restrictions on transferability and assignability of Common Stock awarded under Section 3(b) of this Agreement, (ii) the assignment of any stock options is permitted under the plan pursuant to which they were granted, and (iii) such assignment creates no tax disadvantage to the Company, in each case as reasonably determined by the General Counsel of the Company.

         (g) If Nauert's service as CEO is extended beyond June 1, 2002 pursuant to the last sentence of Section 1(a) above, Nauert shall be entitled to no additional compensation other than as provided for in this Section 3.

         4. BENEFITS.

         (a) The Company will provide Nauert with an office in Chicago, Illinois at 200 West Madison Street, Suite 550, or such other office as is designated by the board of directors with Nauert's approval, until June 1, 2003. The Company will reimburse Nauert up to $65,000.00 per year for the cost of one secretary for the Chicago office until such date.

         (b) Until the date on which Nauert is no longer serving as the Company's chairman of the board of directors, Nauert will be entitled to participate in any employee benefit plans (except vacation after the Severance
Date) and insurance programs offered by the Company for its executive management or supervisory personnel generally, in accordance with the eligibility requirements for participation therein. After such date, and during the time that Nauert is a member of the board of directors of the Company, he will be entitled to the same benefits as other non-employee members of the board.

         (c) During the time that Nauert serves as CEO and/or chairman of the board of the Company under this Agreement, and thereafter while he is a member of the Company's board of directors, the Company will reimburse Nauert for any and all reasonable, necessary and customary business expenses incurred by Nauert, such reimbursement to be approved by the successor CEO or a designee of the board of directors. In addition, and without limitation, Nauert will not travel on behalf of the Company except at the direction of the successor CEO or a designee of the board of directors.

         5. DEATH OR DISABILITY.

         (a) Nauert's employment by the Company and membership on the board of directors of the Company will terminate immediately upon his death; provided that, in the event of Nauert's death before the Severance Date, in addition to the payments due under Section 3(c), Nauert's estate shall be entitled to receive the following: (i) that portion of Nauert's aggregate compensation that is accrued through the date of death to the extent not theretofore paid; (ii) any amounts or benefits required to be paid or provided which Nauert is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company to the extent not theretofore paid or provided; and (iii) the Base Salary and Stock Award that would have been payable to Nauert pursuant to Sections 3(a) and (b) had Nauert remained CEO and chairman of the board of directors of the Company until June 1, 2002, said Base Salary to be paid out during normal payroll periods until said date.

         (b) If Nauert becomes totally or partially disabled prior to the Severance Date, in addition to the payments due under Section 3(c), the Company shall continue to pay Nauert, as long as such disability continues to the applicable payment date(s), (i) the Base Salary payable to Nauert at the date his disability is determined, reduced dollar-for-dollar to the extent of any disability insurance payments paid to Nauert through insurance programs, the premiums for which were paid by the Company or its subsidiaries, and (ii) the Stock Award. For purposes of this Agreement the term "total disability" shall mean Nauert's inability due to illness, accident or other physical or mental incapacity to engage in the full time performance of his duties under this Agreement as reasonably determined by the board of directors of the Company based upon objective evidence. For purposes of this Agreement, "partial disability" shall mean Nauert's disability due to illness, accident or other physical or mental incapacity to engage in only the partial performance of his duties under this Agreement, as reasonably determined by the board of directors of the Company based upon objective evidence. In the event the parties are unable to resolve any dispute between them regarding any issue under this paragraph, including but not limited to the existence, nature or extent of any disability, then the dispute shall be resolved in the following manner, promptly upon written notice by either party to the other: Each party shall designate a licensed physician or licensed mental health professional as said party's representative, and the two representatives shall select a third, neutral party, who shall be a licensed physician or licensed mental health professional, to decide the dispute.

         6. CERTAIN COVENANTS.

         (a) During Nauert's service hereunder as CEO and/or chairman of the board of directors of the Company, or thereafter as a director of the Company, Nauert will enjoy access to the Company's "confidential information" and "trade secrets." For purposes of this Agreement, "confidential information" shall mean information which is not publicly available including without limitation, information concerning customers, material sources, suppliers, financial projections, marketing plans and operation methods, Nauert's access to which derives solely from Nauert's service as CEO, chairman, or member of the board of directors of the Company. For purposes of this Agreement, "trade secrets" shall mean the Company's processes, methodologies and techniques known only to those employees of the Company who need to know such secrets in order to perform their duties on behalf of the Company. The Company takes numerous steps, including these provisions, to protect the confidentiality of its confidential information and trade secrets, which it considers unique, valuable and special assets. Nauert, recognizing the Company's significant investment of time, efforts and money in developing and preserving its confidential information, shall not, prior to the Severance Date and for a one (1) year period thereafter, use for his direct or indirect personal benefit any of the Company's confidential information or trade secrets. Prior to the Severance Date and for a one (1) year period thereafter, Nauert shall not disclose to any person any of the Company's confidential information or trade secrets.

         (b) During the time that Nauert serves as chairman of the board, Nauert shall not become an officer or director of any company that competes with the Company, and will not engage, directly or indirectly, whether as an owner, partner, employee, officer, director, agent, consultant or otherwise, in any location where the Company or any of its subsidiaries is engaged in business after the date hereof and prior to the date Nauert ceases to be chairman of the board, in a business the same or similar to any business now, or at the time after the date hereof and prior to the termination of said service by Nauert as chairman, conducted by the Company or any of its subsidiaries; provided, however, that the mere ownership of 5% or less of the stock of a company whose shares are traded on a national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, shall not be deemed ownership that is prohibited hereunder.

         (c) During the time that Nauert serves as chairman of the board, Nauert shall not (i) hire, retain or recruit any of the Company's insurance agents or personnel for the purpose of performing services for Nauert or another company, or (ii) knowingly contact or solicit, directly or indirectly, any person, firm or entity connected with the Company, including its customers, clients or consultants, for the purpose of diverting work or business from the Company.

         (d) Without limiting any other remedies that may be available at law or in equity, in the event of a breach or threatened breach by Nauert of any of the provisions of this Section 6, the Company or any of its affiliates shall be entitled to seek in any court of proper jurisdiction all appropriate remedies, including without limitation injunctive relief and monetary damages; provided, however, that before doing so, the Company shall give Nauert written notice of any such alleged breach or threatened breach, and, if the alleged breach or threatened breach is curable, Nauert shall have five (5) business days to cure said breach or provide reasonable assurance that said threatened breach shall not occur.

         (e) The covenants in this Section 6 shall survive the termination of this Agreement.

         (f) If the Company defaults in meeting any of its obligations to Nauert under this Agreement in any material respect, and fails to cure such default within thirty (30) days after receiving written notice of same from Nauert, then the covenants in this Section 6 shall be void.

         7. CONFIDENTIALITY; DISCLOSURE.

         (a) Nauert agrees not (i) to discuss, orally or in writing, any aspect of this Agreement or its subject matter with anyone inside the Company other than its board of directors, its General Counsel, or the successor CEO, and (ii) to discuss, orally or in writing, any aspect of this Agreement or its subject matter with anyone outside the Company other than his spouse, immediate family, health care service providers, legal counsel and tax advisors.

         (b) The parties agree that the Company may make such disclosure regarding Nauert's severance as CEO and President of the Company and Nauert's continued membership on the Company's board of directors as is required by law, regulation or the listing rules of The Nasdaq Stock Market, Inc.

         (c) The agreements in this Section 7 shall survive the termination of this Agreement.

         8. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; RESPONSIBILITY.

         (a) Nauert represents and warrants to the Company that to the best of his knowledge he has not engaged in any violation of law or any breach of any fiduciary duty owed as a director or officer of the Company that could give rise to the Company having a claim against him.

         (b) The Company represents and warrants to Nauert that to the best of the Company's knowledge the Company has not engaged in any violation of law that could give rise to Nauert having a claim against the Company.

         9. RELEASES.

(a) The Company forever releases, remises and discharges Nauert, together with his heirs, personal representatives, executors, conservators, successors and assigns (collectively the "Employee Released Parties") from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which the Company now has or has had against any Employee Released Party from the beginning of the world to the date of this Agreement arising from, connected with, or in any way growing out of, directly or indirectly, Nauert's employment with the Company, his service on behalf of the Company, or any other transaction between the parties prior to the date of this Agreement and all effects, consequences, losses, damages, negotiations and dealings relating thereto; provided, however, that nothing in this Section 9(a) will bar, impair or affect any of the obligations, covenants and agreements of Nauert set forth in this Agreement.

         (b) Nauert, for himself and his heirs, personal representatives, successors and assigns, forever releases, remises and discharges the Company and each of its past, present, and future officers, directors, shareholders, members, trustees, agents, representatives, affiliates, successors and assigns (collectively the "Employer Released Parties") from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Nauert now has, has had, or may hereafter have against any of the Employer Released Parties from the beginning of the world to the date of this Agreement, arising from, connected with, or in any way growing out of, directly or indirectly, Nauert's employment by the Company, the services provided by Nauert to the Company, or any transaction between the parties prior to the date of this Agreement and all effects, consequences, losses and damages relating thereto, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, each as amended to date, and all other federal or state laws governing employers and employees; provided, however, that nothing in this Section 9(b) will bar, impair or affect the obligations, covenants and agreements of the Company set forth in this Agreement.

         10. COVENANT NOT TO SUE.

         Nauert, on behalf of himself and the Employee Released Parties, agrees that neither he nor any of them will now or hereafter commence or initiate any claim or charge of employer discrimination with any governmental agency or sue the Company concerning any claims relating to his employment, service and/or termination of employment and/or service with the Company, except as the same may affect Nauert's rights with respect to the enforcement of this Agreement. This Agreement may be pled as a full and complete defense to, and may be used as a basis for injunction against, any action or proceeding Nauert may institute, prosecute, or maintain in breach of this Agreement.

         The Company, on behalf of itself and the Employer Released Parties, agrees that neither it nor any of them will now or hereafter commence or initiate any claim or charge with any governmental agency or sue Nauert concerning any claims relating to his employment, service and/or termination of employment and/or service with the Company, except as the same may affect the Company's rights with respect to the enforcement of this Agreement. This Agreement may be pled as a full and complete defense to, and may be used as a basis for injunction against, any action or proceeding the Company may institute, prosecute, or maintain in breach of this Agreement.

         11. ACKNOWLEDGMENT.

         (a) By entering into this Agreement, and in connection with Nauert's release of claims and covenant not to sue set forth in Sections 9 and 10, Nauert acknowledges that:

         (i) Nauert is knowingly and voluntarily entering into this Agreement;

         (ii) The Company is not admitting any liability or violation of any law, contract or other agreement;

         (iii) No promise or inducement has been offered to Nauert except as set forth herein;

         (iv) This Agreement is being executed by Nauert without reliance upon any statements by the Company or any of its representatives concerning the nature or extent of any claims or damages or legal liability therefor;

         (v) This Agreement has been written in understandable language, and all provisions hereof are understood by Nauert;

         (vi) Nauert has been advised in writing to consult with an attorney prior to executing this Agreement;

         (vii) Nauert has had a period of at least 21 days within which to consider this Agreement before accepting the same and, by signing this Agreement earlier than 21 days following receipt of it (if Nauert has done so), Nauert acknowledges that he has knowingly and voluntarily waived the 21 day period; and

         (viii) Nauert has the right to revoke this Agreement for a period of seven days following his execution hereof, and this Agreement will not become effective or enforceable until such seven-day period has expired.

         (b) Should Nauert desire to revoke this Agreement, Nauert must notify the Company in writing at 17800 Royalton Road, Strongsville, Ohio 44136, attention: General Counsel, prior to the close of business on the seventh day following the date when he signs this Agreement. If Nauert declines to accept the terms of this Agreement or, having accepted them, effectively revokes his acceptance thereof, this Agreement will have no force or effect and neither its terms, nor any of the discussions of the parties relative to its negotiation, will be admissible in evidence in any proceeding brought by or on behalf of Nauert against the Company or any other person.

         (c) By executing this Agreement, Nauert is not admitting any liability or violation of any law, contract or other agreement.

         12. NOTICE.

         Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement must be in writing and will be deemed to have been given on the date of receipt if delivered by messenger to, or if mailed to such party by registered or certified mail, postage prepaid, at the address for such party set forth below (or to such other address or party as such party shall designate in writing by like notice to the other party from time to time).

         If to the Company:

                  Ceres Group, Inc.
                  Attention: General Counsel
                  17800 Royalton Road
                  Strongsville, Ohio 44136

         If to Nauert:

                  Peter W. Nauert
                  200 West Madison, Suite 550
                  Chicago, Illinois  60606

                  With a copy to:
                  ---------------

                  Alan M. Levin

                  Laner, Muchin, Dombrow, Becker, Levin and Tominberg, Ltd. 515 North State Street, Suite 2800
                  Chicago, Illinois 60610

         13. MODIFICATION AND WAIVER.

         (a) No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained will be valid or effective unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification will be offered or received in evidence in any proceeding or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

         (b) The parties further agree that the provisions of paragraph (a) above may not be waived except as herein set forth. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver of any breach of condition of this Agreement will be deemed to be a waiver of any other subsequent breach of condition, whether of like or different nature.

         14. CONSENT TO JURISDICTION, VENUE AND SERVICE OF PROCESS.

         Subject to Section 6(d), each of the Company and Nauert, after having consulted with legal counsel, knowingly, voluntarily, intentionally, and irrevocably: (i) consents to the jurisdiction of the Court of Common Pleas, County of Cuyahoga, State of Ohio and the United States District Court for the Northern District of Ohio with respect to any action, suit, proceeding, investigation, or claim ("Litigation"); (ii) waives any objections to the jurisdiction and venue of any Litigation in either such court; (iii) agrees not to commence any Litigation except in either of such courts and agrees not to contest the removal of any Litigation commenced in any other court to either of such courts; (iv) agrees not to seek to remove, by consolidation or otherwise, any Litigation commenced in either of such courts to any other court; and (v) waives personal service of process in connection with any Litigation and consents to service of process by registered or certified mail, postage prepaid, addressed as set forth herein. These provisions will not be deemed to have been modified in any respect or relinquished by any party except by written instrument executed in accordance with Section 13.

         15. SEVERABILITY.

         If a judicial determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against any party, such determination shall not affect the validity of the remaining provisions. In the event that a provision shall be declared to be invalid, then the parties agree that they will, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which was held to be invalid.

         16. ADVICE OF COUNSEL.

         Nauert acknowledges that he has been represented by competent counsel in connection with the negotiation, preparation, and signing of this Agreement and the other document(s) contemplated hereby, that he understands and agrees to every term contained herein and therein, and that this Agreement and the other document(s) were negotiated at arm's length. Any rule of construction which would otherwise hold that any ambiguity in this Agreement should be construed for or against one party over any other is hereby waived.

         17. FURTHER ASSURANCES.

         The parties agree to take such action and execute and deliver, promptly upon request, such additional documents as may be necessary or appropriate to implement the terms of this Agreement and effectuate its intent.

         18. COSTS AND EXPENSES.

         Each party shall bear his or its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement, including without limitation the fees of such party's counsel(s); provided, however, that the Company agrees to reimburse Nauert for the actual fees of Laner, Muchin, Dombrow, Becker, Levin and Tominberg, Ltd. up to a maximum of $20,000.00, promptly after receipt of a copy of the statement(s) for professional services from

Laner, Muchin, Dombrow, Becker, Levin and Tominberg, Ltd which itemizes such fees in reasonable detail.

         In the event of a breach of this Agreement, the prevailing party shall recover from the non-prevailing party all costs and expenses, including actual attorney's fees, incurred in compelling compliance with this Agreement.

         19. GOVERNING LAW.

         This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to its principles of conflicts of laws.

         20. ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings, whether oral or in writing, of the parties. Any provision in the Employment Agreement to the contrary notwithstanding, it is expressly agreed that neither party has any further obligations under the Employment Agreement.

         21. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original but all of which together will constitute one and the same instrument.

         22. SUCCESSORS AND ASSIGNS.

         (a) Except as otherwise specifically provided hereinabove, Nauert may not assign any rights or obligations under this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld. This Agreement will be binding upon and inure to the benefit of Nauert and his heirs, personal representatives, executors, conservators and successors and assigns.

         (b) The Company may not assign any rights or obligations under this Agreement without the prior written consent of Nauert, which consent shall not be unreasonably withheld. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns.

         23. THIRD PARTY BENEFICIARIES.

         Each of the Employer Released Parties that is not a party to this Agreement will be a third party beneficiary of this Agreement. Each of the Employee Released Parties that is not a party to this Agreement will be a third party beneficiary of this Agreement. This Agreement will be enforceable by each such Employer Released Party and each such Employee Released Party to the same extent as if the Releasee were a party hereto.

         24. RETURN OF PROPERTY.

         Nauert agrees that he will, within thirty (30) days after the Severance Date, return to the Company all Company credit cards and any other Company property not needed by him to act as CEO or chairman. Nauert agrees that he will, within thirty (30) days after he ceases to be the chairman of the board of directors, for whatever reason and in whatever manner, return to the Company (i) all property of the Company, including but not limited to, any keys, office furniture and equipment, provided that Nauert may retain keys, office furniture and equipment for the Chicago, Illinois office until June 1, 2003 in conjunction with Section 4(a) above, and (ii) all originals and copies of writings and records relating to the Company's business, confidential information or trade secrets that are in Nauert's possession at such time; provided, however, the Company may cancel any Company credit cards at any time following the Severance Date.

         25. CONDUCT OF PARTIES.

         The parties agree that they shall act in good faith in connection with the performance of this Agreement respecting each other's professional and business standing.

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                                       14

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    CERES GROUP, INC.


                                    By:  /s/ Kathleen L. Mesel
                                       -----------------------------------------
                                         Kathleen L. Mesel, Corporate Secretary


                                    /s/  Peter W. Nauert
                                    --------------------------------------------
Date: April 15, 2002                Peter W. Nauert

                                     ANNEX A

                              EMPLOYMENT AGREEMENT

                                     ANNEX B

                         FORM OF PRESIDENT'S RESIGNATION




                                               Peter W. Nauert





April 15, 2002


Board of Directors
Ceres Group, Inc.
17800 Royalton Road
Strongsville, Ohio  44136

Ladies and Gentlemen:

         I, Peter W. Nauert, hereby resign as President of Ceres Group, Inc. effective as of the Severance Date (as defined in the Transition Agreement dated as of April 15, 2002 between Ceres Group, Inc. and me), following which I plan to retire.

                                          Very truly yours,

                                          /s/ Peter W. Nauert

                                          Peter W. Nauert







                                       17